EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the Maryland General Corporation Law, as amended.

We are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share.  As of July 25, 2025, there were 2,312,887 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Holders of shares of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. Holders of our common stock do not have cumulative voting rights. The affirmative vote of the holders of a majority of all of the votes cast at a meeting at which a quorum is present is sufficient to elect directors or for the taking or authorization of any action by the shareholders.  Therefore, holders of a majority of the shares of our common stock present at an election of directors can elect all of the directors. The affirmative of the holders of two-thirds of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities.  Our common stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.